ITUP - BUSINESS & FINANCIAL FORECAST FOR THREE YEARS 2020-23

Business Verticals	Projections	2020-21 Financials (INR)	2020-21 Financials ($)	2021-22 Financials (INR)	2021-22 Financials ($)	2022-23 Financials (INR)	2022-23 Financials ($)
Income from Indian Residents' US Stock Trading $100 Client Rererral + 2% Management Fee + Managed Investment 37% of Investment @25% Carried Interest on 20% gain	6, 9, 12 Branches y1, y2, y3 - 100 staff per Branch x 10,15,20 Accounts pm per staff y1, y2, y3 - 12,000 to 48,000 Customers pm x $100 referral fee plus 2% Management Fees per Client Account on average $4,000 (INR 300,000 Discretionary Assets under Management] net of Currency Fluctuations @2% Management Fee AUM + 25% Carried Interest on 20% of 37% of $4,000 assumed having 20% ROI	2,700,000,000	$ 36,000,000	6,075,000,000	$ 81,000,000	10,800,000,000	$ 144,000,000
Income from Reg A+ Services *6,9,12 Branches (Country levels)* *Average IPO + Reg S 60 M (30+30)* *Placement Fee @ 4% (gross 10%)* *Equity Value Gain 20% over 20%*	1 account per Branch yearly averaging $60 M - 30 M IPO & 30M Regulation S - 4% Net Placement Fee [10% Gross] +20% of Equity Value to gain 20%	2,160,000,000	$ 28,800,000	3,240,000,000	$ 43,200,000	4,320,000,000	$ 57,600,000
Income from EB5 Services 6,9,12 Branches Country Level 4 EB5 Proposal per year per Branch $300,000 Investment per EB5 Appreciation Expected $600,000 Carried Interest 25%	$900,000 Capital / 3 Equity + ($900,000 - $300,000)*25% Carried Interest	810,000,000	$ 10,800,000	1,215,000,000	$ 16,200,000	1,609,200,000	$ 21,600,000
Income from Acquisition Placements Target Acquisitions y1 2.7 B , y2 5.4B & y3 8.1 B Equity-Debt 50-50 Placement Fee 4% on Equity & 0.67% on Debt	2.7 Billion, 5.4 B & 8.10 Billion Proposals/50% Equity @ 4% RIA Fees, and 20% carried interest on 10% of capital + 0.6667% fees on 50% Debt Syndication	27,000,000,000	$ 360,000,000	54,000,000,000	$ 720,000,000	81,000,000,000	$ 1,080,000,000
Income from REIT Transaction Per Branch 500 Apartments Per Apartment 1,000 SFT Discount Earned 1,000 per SFT Maintenance & Services INR 25 per SFT	500 Apartments per branch - y1 y2 y3 * 1,000 SFT * INR 1000 per SFT * 50% + INR avg maintenance fee per SFT	1,575,000,000	$ 21,000,000	2,361,500,000	$ 31,500,000	3,150,000,000	$ 42,000,000
Income from Gold Sales & *ADV*	$1.00 per gram. 1 Ton per Branch per Quarter - 1 Million 1 Grams Bars x 4 Quarters under SSP x $1.00 Margin per Gram per Branch - 6,9,12 Branches y1, y1 & y3	1,800,000,000	$ 24,000,000	2,700,000,000	$ 36,000,000	3,600,000,000	$ 48,000,000
Income from Farming Investments Acres per center 15,000 Funding INR 50,000 per Acre Management Fee 3% Profit Expected INR 30,000 Profit Sharing 25%	25,000 Acres/center y1,y2 & y3 Rs 50,000/Acre Funding - 3% management fee and 25% profit sharing	1,350,000,000	$ 18,000,000	3,150,000,000	$ 42,000,000	4,200,000,000	$ 56,000,000
Income from CXO Lounge	50, 75, 100 Uber Luxury CXO Work From Home Suites with full services hosted onsite to conduct Business as usual	1,080,000,000	$ 14,400,000	1,620,000,000	$ 21,600,000	2,160,000,000	$ 28,800,000
Income from RIA Services selling SBI, ICICI & Other Indian MF Products	6,9,12 Branches y1,y2, and y3 - 1,000 US SDIRA Accts x $1,000 SIP IRA x 12 M - 4.167% Distribution Fee	225,000,000	$ 3,000,000	337,500,000	$ 4,500,000	450,000,000	$ 6,000,000
Gross Income		***38,700,000,000***	***$ 516,000,000***	***74,700,000,000***	***$ 996,000,000***	***111,289,200,000***	***$ 1,484,000,000***
Less: Direct Costs, Establishment & Administrative Expenses @25%		(9,675,000,000)	$ (129,000,000)	(18,675,000,000)	$ (249,000,000)	(27,822,300,000)	$ (371,000,000)
EBITDA		29,025,000,000	387,000,000	56,025,000,000	747,000,000	83,466,900,000	1,113,000,000
Less: Sales, Promotion and Branding Expenses @5%		(1,935,000,000)	$ (25,800,000)	(3,735,000,000)	$ (49,800,000)	(5,564,460,000)	$ (74,200,000)
PBT		**27,090,000,000**	**$ 361,200,000**	**52,290,000,000**	**$ 697,200,000**	**77,902,440,000**	**$ 1,038,800,000**
Less: Tax 25%		(6,772,500,000)	$ (90,300,000)	(13,072,500,000)	$ (174,300,000)	(19,475,610,000)	$ (259,700,000)
PAT		**20,317,500,000**	**$ 270,900,000**	**39,217,500,000**	**$ 522,900,000**	**58,426,830,000**	**$ 779,100,000**
	Valuation Models						
	Income Basis (12% ROI before Taxes)	224,245,000,000	$ 3,010,000,000	432,845,000,000	$ 5,810,000,000	644,921,666,667	$ 8,656,666,667
	P/E 17 Times	345,397,500,000	$ 4,605,300,000	666,697,500,000	$ 8,889,300,000	993,256,110,000	$ 13,244,700,000
	EBITDA Multiple (EBITDA X 6.67)	193,500,000,000	$ 2,580,000,000	373,500,000,000	$ 4,980,000,000	556,500,000,000	$ 7,420,000,000
	Sales Turnover x 5 Times	193,500,000,000	$ 2,580,000,000	373,500,000,000	$ 4,980,000,000	556,500,000,000	$ 7,420,000,000
	Acceptable valuation (Average of all) -	**239,160,625,000**	**3,193,825,000**	**461,635,625,000**	**8,219,766,667**	**687,794,444,167**	**9,185,241,667**
	$1.00 Present Value at the end of Year 1, 2 & 3 *(@?90 is the adjusted Discount Factor)*	0.8719		0.7602		0.6628	
	Acceptable Enterprise Present Value @ Discount Factor	208,518,406,359	$ 2,784,619,329	350,920,509,537	$ 6,248,401,446	455,850,898,938	$ 6,087,787,262
1 USD	**AVERAGE Enterprise Value [PV BASIS]**	338,429,938,278	$ 5,040,269,346	***Discount Factor =>***	***14.695%***	*Average Cost of Equity for Indian Co. 15% [EY Source: Cost of Capital 2017 India Survey)*	
75.00	**Rounded off**	***378,000,000,000***	***$ 5,040,000,000***	12.15%	*Expected Lending Rate (LR) over next 12 Months*		
	Valuation as per Purchasing Power Parity Comparision between US & India	***1 USD = 20.20 PPP as per World Bank***	***$ 18,712,871,287***	17.32%	***Risk Adjustments*** *- Country Risk Premium Adj 3.23%* *Corporate Risk Adjustment 8.46% (International Equity Differential India Vs. - US, UK, Germany Vs. India)* *+ US-India Inflation Rate Difference (6.90%-1.30%)*		
			$ 18,000,000,000	25.00%	*Tax rate*		

83.33%	14,000,000	Existing Shareholders (6.9 M + additions)	$ 5,040,000,000	Adjusted Equity Capital against $6B
16.67%	2,800,000	New Shareholder(s)	84,000,000	Shares to New Investor
100.00%	16,800,000	Total	$ 60.00	Price / Diluted Share
100.00%	504,000,000	*Split 30:1*		
100.00%	504,000,000	Post Split Equity		
			2,800,000.00	84,000,000.00
	840,000,000.00		84,000,000.00	